Exhibit (12)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31
(in millions)	2008	2007	2006	2005	2004

Loss from continuing operations before provision for income taxes	$(874)	$(256)	$(583)	$(1,208)	$(625)
Adjustments:
Minority interest in income of subsidiaries with fixed charges	-	(1)	-	(3)	(3)
Undistributed (earnings) loss of equity method investees	-	(1)	(7)	(12)	(30)
Interest expense	108	113	172	139	111
Interest component of rental expense (1)	39	43	53	50	54
Amortization of capitalized interest	2	9	43	22	25
Earnings as adjusted	$(725)	$(93)	$(322)	$(1,012)	$(468)

Fixed charges:
Interest expense	108	113	172	139	111
Interest component of rental expense (1)	39	43	53	50	54
Capitalized interest	3	2	3	3	2
Total fixed charges	$150	$158	$228	$192	$167

Ratio of earnings to fixed charges	*	**	***	****	*****

(1)	Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.

*	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $875 million.

**	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $251 million.

***	Earnings for the year ended December 31, 2006 were in adequate to cover fixed charges. The coverage deficiency was $550 million.

****	Earnings for the year ended December 31, 2005 were inadequate to cover fixed charges. The coverage deficiency was $1,204 million.

*****	Earnings for the year ended December 31, 2004 were inadequate to cover fixed charges. The coverage deficiency was $635 million.